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                                                                      EXHIBIT 99

PART III - NARRATIVE

The registrant, whose fiscal year ended November 30, 1996, cannot file its quarterly report on Form 10-Q for the quarter ended August 31, 1997 within the prescribed time period because the registrant is continuing to compile financial information necessary to complete its Form 10-Q. The Corporation anticipates it will file its Form 10-Q within the five day extension period.

PART IV - OTHER INFORMATION

The Corporation's results of operations for the three and nine months ended August 31, 1997 were significantly impacted by the merger between Washington Construction Group, Inc. and Morrison Knudsen Corporation in the fourth quarter of fiscal year 1996 and are not comparable to the Corporation's results of operations for prior periods. The Corporation anticipates reporting revenue of $434 million and net income of $8.2 million for the three months ended August 31, 1997. Comparable results for the same period ended August 31, 1996 were $98 million of revenue and a net loss of $11.2 million.